                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_|  Preliminary Proxy Statement
|_|  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               SCHLOTZSKY'S, INC.
               (Name of Registrant as Specified In Its Charter)


  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:


|_|  Fee paid previously with preliminary materials.

|_| Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date filed:

                               SCHLOTZSKY'S, INC.
                               203 COLORADO STREET
                               AUSTIN, TEXAS 78701


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 24, 2002


Dear Shareholder:

      You are invited to attend the 2002 Annual Meeting of the Shareholders of Schlotzsky's, Inc. (the "Company") to be held at the Driskill Hotel, 604 Brazos Street, Austin, Texas on Friday, May 24, 2002, at 10:30 a.m. Central Time. Shareholders will act on the following:

1. The election of two Class A directors to the Board of Directors to serve until the 2005 Annual Meeting of Shareholders or until their respective successors have been duly elected or appointed;

2. The ratification and approval of the Board's selection of Grant Thornton LLP to serve as the Company's auditors for the 2002 fiscal year.

      The Board of Directors urges you to vote FOR the nominees to the Board and the ratification of the selection of the Company's auditors. The enclosed Proxy Statement includes information relating to these matters. Additionally, shareholders may be asked to transact such other business as may properly come before the meeting.

      All shareholders of record as of the close of business on April 5, 2002 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

      It is important that your shares be represented at the meeting. Please mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. You may attend the meeting regardless of whether you have returned a proxy card.

                                       By Order of the Board of Directors,

                                       JOHN C. WOOLEY

                                       Chairman of the Board, President
                                       and Chief Executive Officer



April 19, 2002

                               SCHLOTZSKY'S, INC.
                               203 COLORADO STREET
                               AUSTIN, TEXAS 78701


                                 PROXY STATEMENT

                                  INTRODUCTION

      The enclosed proxy is solicited by the Board of Directors of Schlotzsky's, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders to be held May 24, 2002, at 10:30 a.m. Central Time, at the Driskill Hotel, 604 Brazos Street, Austin, Texas 78701, and any adjournments thereof. All shares represented by proxies will be voted at the meeting in the manner directed thereon or, if no directions are made, the shares represented by such proxies will be voted FOR the election of the nominees for director as noted on the enclosed proxy, and FOR the ratification and approval of the selection of auditors made by the Board of Directors. The Board of Directors does not know of any other matters to be acted upon at the meeting. However, if any other matter properly comes before the meeting, the holders of the proxies will vote them in accordance with their best judgment. A shareholder may revoke a proxy at any time before it is voted by voting the shares in person at the Annual Meeting or by giving written notice to Schlotzsky's, Inc., Attention: Corporate Secretary, 203 Colorado Street, Austin, Texas 78701, stating that the proxy has been revoked.

      This Proxy Statement is first being mailed to the shareholders of the Company on or about April 19, 2002. It is contemplated that solicitation of proxies will be by mail only. The Company's directors, officers and employees (without any additional compensation other than out-of-pocket expenses) may also solicit proxies in person or by telephone, fax or email. Stockbrokers and other nominees will be requested to forward solicitation material to the beneficial owners of shares to request authority to execute proxies and will be reimbursed for their expenses. The Company will pay the expenses of soliciting proxies from its shareholders.

      Only shareholders, their proxy holders, and the Company's invited guests may attend the Annual Meeting. For admission to the meeting, shareholders who own shares of Common Stock in their own names should stop at the Annual Meeting registration table to have their ownership verified in the Company's record shareholder list. Those who have beneficial ownership of Common Stock that is held of record by a broker or other nominee (often referred to as holding in "street name") should also stop at the registration table to show account statements or letters from their brokers or nominees confirming they are beneficial owners of the Company's Common Stock as of the record date of the Annual Meeting.

      Shareholders who have registered their ownership of Common Stock with the Company's transfer agent, Computershare Investor Services LLC, will receive this Proxy Statement and an enclosed proxy card directly from the transfer agent on behalf of the Company. Such record shareholders may vote by proxy or in person at the Annual Meeting as described in this Proxy Statement.

      Shareholders who hold Common Stock in "street name" will receive this Proxy Statement and a special voting instruction card from their stockbrokers or other nominees. As beneficial owners of Common Stock, "street name" shareholders have the right to direct their nominees how to vote and they are invited to attend the Annual Meeting. However, because they are not record shareholders, "street name" shareholders cannot vote their shares in person at the meeting.

                                QUORUM AND VOTING

      The close of business on April 5, 2002 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of such date, there were 7,284,164 shares of Company common stock, no par value ("Common Stock"), outstanding and entitled to vote at the meeting.

      The presence in person or by proxy of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum at the meeting. Each outstanding share of Common Stock is entitled to one vote on each matter properly presented at the meeting. Any abstentions or "broker nonvotes" (shares held by a stockbroker or other nominee who does not have express or discretionary authority to vote on a particular matter) will be counted as present at the meeting for the purpose of determining a quorum.

     Directors are elected by a plurality of the votes cast in the election; cumulative voting is not permitted. Therefore, at this Annual Meeting the two nominees who receive the most votes cast will be elected as directors. Abstentions and broker nonvotes will have the effect of neither a vote for nor a vote against any nominee.

     Ratification of the appointment of independent accountants, and approval of any other proposal that properly comes before the meeting, requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting. Abstentions and broker nonvotes will have the effect of votes against the ratification of the appointment of independent accountants or other proposal.

     Shares of Common Stock held by the Company or any subsidiary of the Company will not be considered present or entitled to vote.


                           STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock, as of the close of business on April 5, 2002 (except as otherwise indicated), by each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, each current director of the Company, each executive officer included in the Summary Compensation Table, and all current directors and executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired within 60 days after April 5, 2002. The percentages are based upon 7,284,164 shares outstanding as of April 5, 2002, which excludes shares owned by the Company.


                                                                                   SHARES BENEFICIALLY OWNED
                                                                       ------------------------------------------------
                              NAME                                             NUMBER               PERCENT OF CLASS
-----------------------------------------------------------------      ---------------------    -----------------------
Dimensional Fund Advisors, Inc.                                                636,650  (1)              8.7%
Greenfield Capital Partners B.V. ("Greenfield")                                442,441  (2)              6.0%
Joseph G. Beard                                                                682,200  (3)              9.4%
Azie Taylor Morton                                                              12,300  (4)                *
Floor Mouthaan                                                                 452,441  (5)              6.2%
Raymond A. Rodriguez                                                            28,169  (6)                *
John C. Wooley                                                                 794,662  (7)             10.9%
Jeffrey J. Wooley                                                              157,651  (8)              2.2%
Richard H. Valade                                                               55,484  (9)                *
Darrell W. Kolinek                                                             128,804 (10)              1.7%
Joyce Cates                                                                     50,334 (11)                *
-----------
All executive officers and directors as a group                              1,678,703 (12)             22.2%
(eight persons)


--------------------------------

* Less than 1%

(1) Based on review of Schedule 13G, and current as of December 31, 2001. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Includes 362,441 shares held by NethCorp Investments VI B.V. ("NethCorp"), of which Greenfield is the managing general partner, 50,000 shares held by CapCorp Investments N.V. ("CapCorp"), an affiliate of Greenfield, and 30,000 shares purchasable from the Company within 60 days after April 5, 2002 pursuant to warrants granted to Triad Media Ventures LLC, an affiliate of Greenfield. The business address for Greenfield is Janskerkhof 12, 3512 B.L. Utrecht, the Netherlands.

(3) Based on review of Schedule 13D and current as of January 17, 2002. Includes 330,200 shares owned by Mr. Beard directly or through accounts for his children, for which sole voting and investment power is held by Mr. Beard, and 352,000 shares owned by Westdale Properties America I, Ltd. ("WPA"), for which shared voting and investment power is held by Mr. Beard, WPA, JGB Ventures I, Ltd. ("JV"), JGB Holdings, Inc. ("JH"), and Ronald Kimel as Trustee. The address of Mr. Beard, WPA, JV and JH is 3300 Commerce Boulevard East, Dallas, Texas 75226. The address of Mr. Kimel is 444 Adelaide Street West, Toronto, Ontario M5V1S7, Canada. The Schedule 13D indicates that the persons and entities identified in this footnote may be deemed to comprise a "group" under applicable securities law.

(4) Includes 12,300 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to options granted by the Company.

(5) Includes 362,441 shares held by NethCorp, and 50,000 shares held by CapCorp. Mr. Mouthaan is managing director of Greenfield, which is the managing general partner of NethCorp and an affiliate of CapCorp. Also includes 30,000 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to warrants granted by the Company to Triad Media Ventures LLC, an affiliate of Greenfield. Mr. Mouthaan disclaims beneficial ownership of all such shares and warrants. Also includes 10,000 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to options granted to Mr. Mouthaan by the Company. The business address of Mr. Mouthaan is Flughafenstrasse 20, 63263 Neu-Isenburg, Germany.

(6) Includes 10,000 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to options granted by the Company.

(7) Includes 1,142 shares held by a trust (the "Wooley Trust") for the benefit of John Wooley and Jeffrey Wooley, for which John Wooley is a trustee.

(8) Includes 1,142 shares held by the Wooley Trust, for which Jeffrey Wooley is a trustee.

(9) Includes 5,000 shares held in an investment account jointly owned by Mr. Valade and his wife. Also includes 50,000 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to options granted by the Company.

(10) Includes 127,043 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to options granted by the Company, of which 40,272 are purchasable by Mr. Kolinek's wife, in her capacity as an employee of the Company.

(11) Includes 50,334 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to options granted by the Company.

(12) Shares deemed to be beneficially owned by more than one executive officer or director have only been counted once in determining total shares beneficially owned by all executive officers and directors as a group. Includes 289,677 shares purchasable from the Company within 60 days of April 5, 2002 pursuant to options and warrants granted by the Company.

     A majority of the shares beneficially owned by John Wooley and Jeffrey Wooley are pledged to secure personal indebtedness. A change in control of the Company may result if a significant number of these shares are transferred upon foreclosure resulting from an inability to repay the debts secured by these pledges.


                              ELECTION OF DIRECTORS
                                PROXY PROPOSAL 1

      The Bylaws of the Company currently provide for a Board of Directors consisting of five members divided into three classes, two of which have two directors each and one of which has one director, each class serving three-year staggered terms. The Bylaws further provide that the Board of Directors may be increased, by a two-thirds vote of the Board, to six or seven members, with the additional directors being in the class which currently has one director. Officers are elected by and serve at the discretion of the Board of Directors.

      Raymond A. Rodriguez and Jeffrey J. Wooley, each a current member of the Board of Directors, have been nominated for re-election at the Annual Meeting to terms of office expiring in 2005. If either nominee for a director position becomes unavailable for election, discretionary authority is conferred by the enclosed proxy to vote for a substitute. Management of the Company has no reason to believe that either nominee will be unavailable for election.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF BOTH NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The current directors and executive officers of the Company are:



                                                                                     PRESENT         YEAR FIRST
                                                                                      TERM             ELECTED
                NAME/POSITION WITH THE COMPANY                           AGE         EXPIRES          DIRECTOR
------------------------------------------------------------------     -------     -----------     --------------
Azie Taylor Morton (1)(2)                                                66            2004              1996
   Director
Floor Mouthaan (1)(2)                                                    56            2003              1994
   Director
Raymond A. Rodriguez (1)                                                 44            2002              1994
   Director
John C. Wooley (3)                                                       53            2004              1981
   Chairman of the Board, President and CEO
Jeffrey J. Wooley (3)                                                    56            2002              1981
   Director, Senior Vice President and Secretary
Richard H. Valade                                                        53             N/A               N/A
   Executive Vice President, Treasurer and CFO
Darrell W. Kolinek                                                       50             N/A               N/A
   Senior Vice President of Restaurant Operations
Joyce Cates                                                              54             N/A               N/A
   Senior Vice President of Franchise Operations


-------------------

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Executive Committee.

     AZIE TAYLOR MORTON has been President of GRW Capital Corporation of Texas, a full service broker-dealer in Austin, since 1999, and she was its Director of Marketing from 1993 to 1999. Ms. Morton served in the federal government during the Kennedy, Johnson and Carter administrations, including her appointment as Treasurer of the United States in 1977, and she has served in local and state governments as well. She also was a franchisee and a member of the Board of Directors of Wendy's International, Inc. She is currently the Chair of the Board of Trustees of Citizens Funds, on which she has served since 1992.

      FLOOR MOUTHAAN has been the managing director of Greenfield, the managing general partner of NethCorp, since 1995. He has also been a Director of Gold-Zack AG, a German investment banking firm, since May 2000. Mr. Mouthaan was the chief executive officer of Noro (Nederland) B.V., an international venture capital fund located in Zeist, the Netherlands, from 1988 to 1995.

     RAYMOND A. RODRIGUEZ has been President of RAR Service Group, Inc., a financial services firm located in Glenview, Illinois, since 1985. Mr. Rodriguez is an officer and principal shareholder of Barmar Enterprises, Inc., an area developer for the Company in the Chicago, Illinois area since 1992, and has been an owner of two Schlotzsky's(R) Deli restaurants in Chicago since 1993, another in Northfield, Illinois since 1995, and a fourth in Gurnee, Illinois since 1998.

      JOHN C. WOOLEY has served as Chairman of the Board and President of the Company since 1981 and as Chief Executive Officer since 1995. From 1974 to 1981, he participated in various real estate development and investment activities. Mr. Wooley earned a BBA in accounting in 1970 and a JD in 1974, both from The University of Texas at Austin.

      JEFFREY J. WOOLEY has served the Company as Secretary since 1981 and as Senior Vice President since 1995. Mr. Wooley also served the Company as General Counsel from 1981 through 1997, and as Vice President from 1981 through 1995. Prior to 1981, Mr. Wooley was engaged in the private practice of law in Colorado and Texas. Mr. Wooley received a BA degree from Rice University in 1968 and a JD from The University of Texas at Austin in 1972. Jeffrey Wooley and John Wooley are brothers.

      RICHARD H. VALADE has served as Executive Vice President, Treasurer and Chief Financial Officer of the Company since August 2000. Mr. Valade was an independent business/accounting consultant from September 1999 to August 2000. From September 1988 to August 1999, he was a Partner with Arthur Andersen LLP in Detroit, Michigan. Mr. Valade received a BBA degree from University of Michigan in 1971 and an MBA degree from The George Washington University in 1975. In May 1998, Mr. Valade made an offer of settlement to the Securities and Exchange Commission ("SEC") pursuant to which the SEC entered an order censuring Mr. Valade for issuing an unqualified audit report on 1992 financial statements for a drug store company without obtaining sufficient competent evidential matter concerning the existence of store inventory while Mr. Valade was the engagement partner at Arthur Andersen LLP for that company.

      DARRELL W. KOLINEK joined the Company in 1980 as Operations Supervisor. He became Director of Franchise Services in 1991. Mr. Kolinek was appointed Vice President of Franchise Services in January 1995, Senior Vice President of Franchise Services in July 1995, Senior Vice President of Franchise Relations in February 1999, and Senior Vice President of Restaurant Operations in July 1999. Mr. Kolinek attended Southwest Texas State University.

      JOYCE CATES joined the Company in 1994 as Franchise Sales Administrator. In February 1995, she was appointed Office Administrator. In December 1995, she was promoted to Vice President of Corporate Administration. In January 1998, she became Vice President of Executive Administration. In October 1999, she was named Vice President of Franchise Operations. In October 2000, she was named Senior Vice President of Franchise Operations. Ms. Cates received a Bachelor of Science degree from Texas Woman's University in 1969.

BOARD COMMITTEES

      The Board of Directors has standing Audit, Compensation and Executive Committees.

      The Audit Committee annually recommends to the Board of Directors the appointment of independent accountants as auditors for the Company, reviews the scope and fees of the annual audit and any special audit and reviews the results with the auditors, reviews accounting practices and policies of the Company with the auditors, reviews the adequacy of the accounting and financial controls of the Company, and submits recommendations to the Board of Directors regarding oversight and compliance with accounting principles and legal requirements. The Audit Committee is comprised of Azie Taylor Morton, Floor Mouthaan and Raymond
A. Rodriguez.

      The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of executive officers and the overall compensation policies of the Company and administers the Company's 1993 Stock Option Plan, as amended. The Compensation Committee is comprised of Azie Taylor Morton and Floor Mouthaan.

      The Executive Committee has authority to take any action which can be taken by the entire Board of Directors, except actions reserved to other committees or which may be taken only by the full Board of Directors under law or pursuant to the Company's Bylaws. The Executive Committee is comprised of John Wooley and Jeffrey Wooley.

      The Board of Directors held eight meetings in person and acted by unanimous consent three times during fiscal year 2001. The Audit Committee met four times and acted by unanimous consent one time. The Compensation Committee met two times and acted by unanimous consent eight times. The Executive Committee did not meet but acted by unanimous consent six times. Each of the current directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which such director served.

COMPENSATION OF DIRECTORS

      Directors who are not officers or employees of, or consultants to, the Company receive a retainer of $1,000 per month, $1,500 for each meeting of the Board of Directors attended and $1,500 per committee meeting attended. Beginning on May 25, 2001, Floor Mouthaan has been reimbursed a flat amount of $1,500 for travel expenses for each trip to the site of a Board or committee meeting.

     In January 2001, the Board of Directors approved resolutions granting 10,000 stock options under the Company's 1993 Stock Option Plan, as amended (the "1993 Plan"), to each of the non-employee directors of the Company then in office: Azie Taylor Morton, Floor Mouthaan and Raymond A. Rodriguez. These options are exercisable from the grant date at the exercise price of $3.7406 per share, which was the fair market value of the Common Stock on the grant date as calculated pursuant to the 1993 Plan. Each of the non-employee directors abstained from voting with respect to the grant of options to himself. The Compensation Committee of the Board of Directors, which is designated as the Administrator of the 1993 Plan, ratified these grants of options, with each member of the Compensation Committee abstaining from voting with respect to options granted to himself.


                  RATIFICATION OF INDEPENDENT ACCOUNTANTS
                                PROXY PROPOSAL 2

      Upon recommendation of the Audit Committee, the Board of Directors has appointed Grant Thornton LLP as the Company's independent accountants to audit its financial statements for fiscal year 2002. Grant Thornton LLP served as the Company's independent accountants and provided certain tax and consulting services to the Company during fiscal year 2001. Although shareholder ratification of the appointment of independent accountants is not required, the Board of Directors has determined that it is an appropriate business practice to request such approval. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      The following table sets forth the aggregate amount of fees billed to the Company by Grant Thornton LLP for services rendered for fiscal year 2001. The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP was compatible with maintaining its independence.



  Audit Fees                                                           $ 122,886
  Financial Information Systems Design and Implementation Fees               $ 0
  All Other Fees (1)                                                   $ 127,806


(1) All Other Fees primarily related to tax compliance services, tax consulting services, and audit of certain affiliated entities.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                           SUMMARY COMPENSATION TABLE

      The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1999, 2000 and 2001 to the Company's chief executive officer and each of the other four persons serving as executive officers on December 31, 2001 (collectively, the "named executive officers").



                                                                                       LONG-TERM
                                                                                       COMPENSA-
                                                   ANNUAL COMPENSATION                TION AWARDS
                                       ------------------------------------------    ------------
                                                                                      SECURITIES
    NAME AND                                                        OTHER ANNUAL      UNDERLYING         ALL OTHER
PRINCIPAL POSITION              YEAR      SALARY      BONUS(1)      COMPENSATION      OPTIONS (#)      COMPENSATION
------------------              ----      ------      -----         ------------      -----------      ------------
John C. Wooley                  2001    $ 300,000    $ 150,000          -0- (3)           -0-          $ 181,243 (5)
  Chairman of the Board,        2000    $ 247,120        -0-            -0-               -0-          $   2,702 (6)
  President and CEO             1999    $ 225,000        -0-            -0-               -0-          $   1,749 (6)

Jeffrey J. Wooley               2001    $ 225,000    $ 112,500          -0- (4)           -0-          $  96,197 (7)
  Director, Senior VP and       2000    $ 178,612        -0-            -0-               -0-          $   2,702 (6)
  Secretary                     1999    $ 170,000        -0-            -0-               -0-          $   1,750 (6)

Richard H. Valade (2)           2001    $ 225,000    $ 112,500          -0-               -0-          $  12,757 (8)
  Executive VP,                 2000    $  84,375        -0-            -0-             100,000        $  39,100 (9)
  Treasurer and CFO

Darrell W. Kolinek              2001    $ 155,000        -0-            -0-              40,000        $     340 (6)
  Senior VP of Restaurant       2000    $ 139,520        -0-            -0-              20,000        $     698 (6)
  Operations                    1999    $ 132,500        -0-            -0-               5,000        $     658 (6)

Joyce Cates                     2001    $ 128,750        -0-            -0-              25,000        $   2,281 (6)
  Senior VP of Franchise        2000    $  97,472        -0-            -0-               1,000        $     992 (6)
  Operations                    1999    $  70,890        -0-            -0-               4,000        $     713 (6)


------------------------------


(1) Paid pursuant to the applicable executive officers' employment agreements, as further described herein under the heading "Report of the Compensation Committee on Executive Compensation."
(2) Mr. Valade's employment with the Company began August 15, 2000.
(3) John Wooley's employment agreement was amended in December 2001 to eliminate the provision for 150,000 stock options, or an economically equivalent benefit, to be granted in 2001, as further described in the "Report of the Compensation Committee on Executive Compensation." A sufficient number of options were not available under the 1993 Plan, and an economically equivalent benefit would have resulted in a substantial payment of cash. In 2000, all 346,875 stock options which had previously been issued to John Wooley were also canceled.
(4) Jeffrey Wooley's employment agreement was amended in December 2001 to eliminate the provision for 100,000 stock options, or an economically equivalent benefit, to be granted in 2001, as further described in the "Report of the Compensation Committee on Executive Compensation." A sufficient number of options were not available under the 1993 Plan, and an economically equivalent benefit would have resulted in a substantial payment of cash. In 2000, all 131,250 stock options which had previously been issued to Jeffrey Wooley were also canceled.
(5) Includes: $150,000 advance repayable from portion of any bonus for 2002, 2003 and 2004; $28,962 payment for accrued and unused vacation; and $2,281 employer matching contribution to 401K plan account.
(6) Employer matching contribution to 401K plan account.
(7) Includes: $50,000 advance repayable from portion of any bonus for 2002, 2003 and 2004; $17,000 advance repaid in April 2002; $21,721 payment for accrued and unused vacation; $4,082 premium paid for dependent medical insurance; $1,113 premium paid for supplemental life insurance; and $2,281 employer matching contribution to 401K plan account.
(8) Includes: $7,200 of relocation expenses; $4,082 premium paid for dependent medical insurance; $912 premium paid for supplemental life insurance; and $563 employer matching contribution to 401K plan account.
(9) Includes $28,125 of consulting fees before employment with the Company and $10,975 of relocation expenses.

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following stock options were granted in 2001 to the executive officers included in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                            NO. OF      % OF TOTAL                                     ANNUAL RATES OF STOCK
                          SECURITIES      OPTIONS                                       PRICE APPRECIATION FOR
                          UNDERLYING     GRANTED TO    EXERCISE OR                            OPTION TERM
                           OPTIONS       EMPLOYEES     BASE PRICE      EXPIRATION      -------------------------
      NAME                 GRANTED        IN 2001     ($/SHARE)(1)        DATE            5%              10%
------------------        ----------    -----------   ------------     ----------      --------        ---------
Darrell W. Kolinek          40,000         8.6%          $ 3.00         01/04/11       $ 52,011        $ 153,899
Joyce Cates                 25,000         5.4%          $ 3.00         01/04/11       $ 32,507        $  96,187

-----------

(1) The fair market value of the Company's Common Stock (calculated according to the 1993 Stock Option Plan, as amended) was $2.64 on January 4, 2001. The closing price per share of Common Stock on December 31, 2001 was $6.33.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

      Set forth in the following table is summary information regarding all unexercised options as of the end of fiscal year 2001 for each of the executive officers included in the Summary Compensation Table. None of such executive officers exercised options in fiscal year 2001.

                              NUMBER OF SECURITIES UNDERLYING                 VALUE OF UNEXERCISED
                                         UNEXERCISED                         IN-THE-MONEY OPTIONS AT
                                OPTIONS AT FISCAL YEAR-END(#)                FISCAL YEAR-END($) (1)
                            ----------------------------------           ------------------------------
      NAME                  EXERCISABLE          UNEXERCISABLE           EXERCISABLE      UNEXERCISABLE
      ----                  -----------          -------------           -----------      -------------
John C. Wooley                  -0-                   -0-                    -0-               -0-
Jeffrey J. Wooley               -0-                   -0-                    -0-               -0-
Richard H. Valade              50,000                50,000               $  69,938         $ 69,938
Darrell W. Kolinek             78,437                15,001               $ 133,267         $    133
Joyce Cates                    42,333                14,667               $  83,317         $    133

-----------

(1)  The closing price per share of Common Stock on December 31, 2001 was $6.33.

                              EMPLOYMENT AGREEMENTS

      As amended, the employment agreements of both John C. Wooley, the Company's President and Chief Executive Officer, and Jeffrey J. Wooley, the Company's Secretary and Senior Vice President, include the following provisions: a rolling four-year term, to be automatically extended at the end of each year; base salary in 2001 of $300,000 for John Wooley and $225,000 for Jeffrey Wooley; base salary increase, up to 30% in 2002 and up to 100% in future years, based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization); cash bonus, up to 125% of salary in 2001 and up to 100% of salary in future years, based on the Company's EBITDA; advances to John Wooley of $150,000 in both 2001 and 2002; advances to Jeffrey Wooley of $50,000 in 2001 and $140,000 in 2002; repayment of 2001 and 2002 advances from 60% of any cash bonus earned (after tax withholding) for 2002, 2003 and 2004; payment of salary and other benefits for four years upon any termination of employment by the Company or upon certain events following a change in control of the Company; and repayment of certain loans from the Company to commence when certain personal guarantees by John Wooley and Jeffrey Wooley are released (see "Certain Relationships and Related Transactions" in this Proxy Statement).

     The employment agreement between the Company and Richard H. Valade, Executive Vice President, Treasurer and Chief Financial Officer, includes the following provisions: initial term of two years to be renewed automatically for successive one-year terms; base salary of $225,000 per year; other employment benefits; grant of 100,000 stock options; cash bonus, up to 100% of salary, based on parameters to be determined annually; future compensation increases which may be awarded in the Company's discretion; and payment of salary, bonus and other benefits for one year upon termination of employment by the Company without cause or upon certain events following a change in control of the Company.

     The employment agreements between the Company and both of the other executive officers provide for base salary, other employment benefits, and payment of salary and benefits for six months upon termination of employment by the Company without cause or for one year upon certain events following a change in control of the Company.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The directors, executive officers and certain shareholders of the Company are required under federal securities law to file reports with the Securities and Exchange Commission regarding their ownership of Company stock. The Company believes that all such persons complied with their filing requirements during fiscal year 2001.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      There are no relationships or transactions required to be reported in this section under the applicable securities regulations.

       REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of the Directors is currently comprised of two non-employee directors. The Compensation Committee is responsible for reviewing salaries and benefits of the executive officers of the Company, outlining their job descriptions, establishing guidelines for performance, and making recommendations to the full Board of Directors regarding compensation for the executive officers.

      Compensation for executive officers of the Company has generally been based upon the following criteria: level of responsibility at the Company; individual performance and commitment to the Company; level of experience; the amount of compensation paid to executive officers of comparable companies; the amount of time and effort required by the position (both generally and for the fiscal year); contributions to the profitability of the Company; assessment of risks associated with losing the benefit of the individual's services; and number of years of service with the Company.

      The Compensation Committee has periodically obtained advice from independent consultants regarding the compensation of the Company's executive officers. Based on such advice, the Compensation Committee continued to apply in fiscal year 2001 an approach to executive compensation that includes three primary elements: base salary and other employment benefits at levels determined under the criteria described in the paragraph above; annual bonuses to certain executive officers based on the Company's financial performance; and stock option grants to certain executive officers to assure that their efforts are closely aligned with the interests of the Company's shareholders.

      In January 2001, the Compensation Committee approved Amended and Restated Employment Agreements with both John C. Wooley, the Company's President and Chief Executive Officer, and Jeffrey J. Wooley, the Company's Secretary and Senior Vice President. The employment agreements include the following provisions: a rolling four-year term, to be extended automatically at the end of each year; base salary in 2001 of $300,000 for John Wooley and $225,000 for Jeffrey Wooley; base salary increase, up to 30% in 2002 and up to 100% in each future year, based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization); cash bonus, up to 125% of salary in 2001 and up to 100% of salary in each future year, based on the Company's EBITDA; an advance of $150,000 to John Wooley and $50,000 to Jeffrey J. Wooley, repayable from one-half of any cash bonus earned for 2001 and the full amount of any cash bonus earned for 2002, 2003 and 2004; payment of salary and other benefits for four years upon any termination of employment by the Company or upon certain events following a change in control of the Company; and repayment of certain loans from the Company to commence when certain personal guarantees by John Wooley and Jeffrey Wooley are released. The employment agreements also provided for 150,000 stock options to John Wooley and 100,000 stock options to Jeffrey Wooley to be granted on June 1, 2001, at the then-current market price and with immediate vesting, subject to Compensation Committee action and any post-grant approval by the Company's shareholders necessary to increase the shares issuable under the 1993 Plan, or a benefit economically equivalent to the foregoing stock options, if required Compensation Committee or shareholder action did not occur. In December 2001 and January 2002, the Compensation Committee approved amendments to the employment agreements, resulting in the following changes: the stock option and economically equivalent benefit provisions were eliminated; an advance is to be paid in 2002 in the amount of $150,000 for John Wooley and $140,000 for Jeffrey Wooley; and the 2001 and 2002 advances are to be repaid from 60% of any cash bonuses earned (after tax withholding) for 2002, 2003 and 2004.

     The Company has an employment agreement with Richard H. Valade, its Executive Vice President, Treasurer and Chief Financial Officer, which was approved by the Compensation Committee in 2000. This agreement includes the following provisions: initial term of two years to be renewed automatically for successive one-year terms; base salary of $225,000 per year; other employment benefits; grant of 100,000 stock options; cash bonus, up to 100% of salary, based on parameters to be determined annually; future compensation increases which may be awarded in the Company's discretion; and payment of salary, bonus and other benefits for one year upon termination of employment by the Company without cause or upon certain events following a change in control of the Company. The Compensation Committee determined that it was appropriate to award Mr. Valade a bonus for 2001 equal to 50% of his salary.

     The Company has employment agreements with both of the other executive officers, Darrell W. Kolinek (Senior Vice President of Restaurant Operations) and Joyce Cates (Senior Vice President of Franchise Operations), which were approved by the Compensation Committee in 2000. These agreements, which were extended in 2001, provide for: base salary; other employment benefits; and payment of salary and benefits for six months upon termination of employment by the Company without cause or for one year upon certain events following a change in control of the Company. The Compensation Committee also approved stock options for both of these executive officers in 2000 and 2001.

                                   Submitted by the Compensation Committee:

                                   Azie Taylor Morton
                                   Floor Mouthaan


                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee and the Board of Directors have previously adopted a written Charter for the Committee, which was reviewed but not amended in 2001.

      The Audit Committee has reviewed and discussed with the Company's management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2001. The Audit Committee has also reviewed with the Company's management and its independent auditors various issues that may affect the Company's financial operations and reports, including but not limited to critical accounting policies, known trends and uncertainties, and related party transactions.

     The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the Company's independent auditors as required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors their independence from the Company.

      Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                   Submitted by the Audit Committee:

                                   Azie Taylor Morton
                                   Floor Mouthaan
                                   Raymond A. Rodriguez

                          STOCK PRICE PERFORMANCE GRAPH

      The graph below compares the cumulative total return for the Company's Common Stock during the five year period ended December 31, 2001 to that of the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's Restaurants Index. Each of the three measures of cumulative total return assumes a $100 initial investment and reinvestment of any dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.


                  COMPARISION OF 5 YEAR CUMULATIVE TOTAL RETURN




                                   [GRAPH]




SCHLOTZSKYS INC

                                                                Cumulative Total Return
                                      ---------------------------------------------------------------------
                                        12/96        12/97       12/98       12/99       12/00       12/01

SCHLOTZSKY'S, INC.                     100.00       146.25       98.75       66.25       25.00       63.30
NASDAQ STOCK MARKET (U.S.)             100.00       122.48      172.68      320.89      193.01      153.15
S & P RESTAURANTS                      100.00       107.37      168.24      171.16      154.48      138.63

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      John C. Wooley and Jeffrey J. Wooley have personally guaranteed obligations of the Company to various lenders and lessors. The Company has agreed to indemnify both of them against liabilities, costs and expenses they may incur under such guarantees. The approximate total amount of the guaranteed obligations was $1,163,000 at December 31, 2001.

      John Wooley and Jeffrey Wooley signed various promissory notes to the Company to evidence obligations owed to predecessor entities. As amended, these loans accrue interest at 8% per year as long as certain personal guarantees (described above) by John Wooley and Jeffrey Wooley in favor of the Company remain outstanding, and then convert to a five year term. The largest aggregate amount of such indebtedness during 2001, and the balance of these loans as of December 31, 2001, was approximately $140,407 for John Wooley and $286,251 for Jeffrey Wooley.

      Third & Colorado, L.L.C. ("T&C"), which is owned by John Wooley and Jeffrey Wooley, is the borrower under a term loan and a line of credit from the Company, secured by mortgages on a parcel of land in Austin, Texas previously sold by the Company to T&C's predecessor-in-interest. As amended, both loans accrue interest at 8% per year as long as certain personal guarantees (described above) by John Wooley and Jeffrey Wooley in favor of the Company remain outstanding, and then convert to a ten year term. The largest aggregate amount of such indebtedness during 2001, and the balance of these loans as of December 31, 2001, was $961,033.

      The Company leases its corporate headquarters in the central business district of downtown Austin, Texas from T&C under a ten-year lease beginning in November 1997. The lease provides for: approximately 29,400 square feet of office space at $12.95 per square foot of annual net rent; approximately 11,950 square feet of additional space originally designated for storage but now used primarily for offices, rent free for the first three years, $1.25 per square foot for the next three years, and $2.50 per square foot for the last four years; varying numbers of parking spaces at below-market rates for the first six years and market rates for the last four years; and reimbursement of certain expenses. In 1996, after review of an analysis by an independent appraiser, the disinterested members of the Board of Directors approved the terms of the lease and determined that such terms were no less favorable to the Company than those available from unaffiliated third parties. In 2001, the Company paid to T&C $410,730 for office and storage space, $138,433 for approximately 150 parking spaces, and $104,436 for taxes and insurance.

     Raymond Rodriguez, a director of the Company, owns interests in the area developer for and several franchisees in the Chicago area. During 2001, the Company paid such area developer approximately $120,521 in compensation based on franchise fees and royalties generated in the applicable territory, and such franchisees paid the Company approximately $93,333 in royalties. The Company believes that the terms of the area development agreement and the franchise agreements with the entities affiliated with Mr. Rodriguez are as favorable to the Company as those with other area developers or franchisees.

      Floor Mouthaan, a director of the Company, is also a director and officer of Gold-Zack AG and Greenfield Capital Partners B.V., which are affiliates of Triad Media Ventures LLC ("Triad"). In February 2001, the Company granted to Triad warrants to purchase 30,000 shares of the Company's Common Stock at an exercise price of $4.50 per share. The warrants were granted in connection with a credit facility from Triad to Schlotzsky's National Advertising Association, Inc. and Schlotzsky's N.A.M.F., Inc., which are affiliates of the Company, in the principal amount of $3,000,000 to fund the purchase of certain cable television advertising rights. The grant of warrants was approved by the disinterested members of the Board of Directors and was determined to be on terms no less favorable to the Company than those available from unaffiliated third parties.

      Certain of the transactions described above were entered into between related parties and therefore were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to the Company than might have been obtained from unaffiliated third parties. During fiscal year 2001, the Company did not, and in the future will not, enter into any transactions in which the directors, executive officers or principal shareholders of the Company and their affiliates have a material interest, unless such transactions are approved by a majority of the disinterested members of the Board of Directors and are determined to be on terms that are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.

               SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      Any shareholder who wants to present a proposal at the 2003 Annual Meeting (including nominations to serve on the Board of Directors) or who wants such proposal to be considered for inclusion in the Company's proxy statement for that meeting must deliver written notice to the Company between November 20, 2002 and December 20, 2002. Any proposal delivered outside of such dates will be considered untimely. Such notice would need to comply with the requirements of federal securities regulations and the Company's Bylaws and it must be delivered to the following address: Schlotzsky's, Inc., Attention: Corporate Secretary, 203 Colorado Street, Austin, Texas 78701. A copy of the Bylaws is also available by writing to such address.

                          ANNUAL REPORT TO SHAREHOLDERS

      The Company has arranged for a copy of its Annual Report to Shareholders for fiscal year 2001, which includes the annual report on Form 10-K, to be mailed to each record shareholder and each beneficial owner with this Proxy Statement. A RECORD SHAREHOLDER OR BENEFICIAL SHAREHOLDER MAY ALSO OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K AT NO CHARGE, OR A COPY OF EXHIBITS THERETO FOR A REASONABLE CHARGE, BY WRITING TO SCHLOTZSKY'S, INC., INVESTOR RELATIONS, 203 COLORADO STREET, AUSTIN, TEXAS 78701.

                           FORWARD-LOOKING STATEMENTS

      This Proxy Statement may contain "forward-looking statements," as defined under federal securities laws. Any such statements reflect the Company's expectations based on current information. Actual future results may be materially different because of various risks and uncertainties, including those identified in the Company's Form 10-K and other filings with the Securities and Exchange Commission.

PROXY -- SCHLOTZSKY'S, INC.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John C. Wooley and Darrell W. Kolinek, or either of them, as Proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of Common Stock of Schlotzsky's, Inc. (the "Company") held of record by the undersigned on April 5, 2002, at the Annual Meeting of Shareholders to be held on May 24, 2002, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed on reverse side)


                               SCHLOTZSKY'S, INC.

Use a BLACK pen. Mark with an X inside the grey areas as shown in this example.          /x/

Mark this box with an X if you have made changes to your name or address details above.  / /

A     ELECTION OF DIRECTORS
1.    The Board of Directors recommends a vote "FOR" the listed nominees.

01 - Raymond A. Rodriguez
02 - Jeffrey J. Wooley

//    For    //    Withhold    //    For All Except

Instruction: To withhold authority to vote for any individual nominee, mark the box "For All
Except" and write that nominee's name in the space provided.


--------------------------------
Nominee Exception

B     ISSUE
The Board of Directors recommends a vote "FOR" the following proposal.

2.    Proposal to ratify and approve selection of Grant Thornton LLP as auditors

//    For    //    Against     //    Abstain

In their discretion, the Proxies are authorized to vote upon such business as may properly come before the meeting or any adjournment thereof.

C     AUTHORIZED SIGNATURES--SIGN HERE--THIS SECTION MUST BE COMPLETED FOR
      YOUR INSTRUCTIONS TO BE EXECUTED.
Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by President or other authorized officer. If partnership, please sign partnership name by authorized person.

Signature 1--Please keep signature within the box


-------------------------------------

Signature 2--Please keep signature within the box


-------------------------------------

Date (dd/mm/yyyy)


-------------------------------------
